                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

                                      AMONG


                         DIGITAL ASSET MANAGEMENT, INC.,
                             a Delaware corporation,


                               ACXIOM CORPORATION,
                             a Delaware corporation,


                                       and


                                  PC411, INC.,
                             a Delaware corporation



                          Dated as of October 31, 1998

                        INDEX TO STOCK PURCHASE AGREEMENT

                                                                                                               Page
                                                                                                               ----
1.       PURCHASE AND SALE OF SHARES............................................................................-1-
         (a)      PURCHASE OF PREFERRED STOCK BY ACXIOM.........................................................-1-
         (b)      ACQUISITION OF PREFERRED STOCK BY PC411.......................................................-1-

2.       ACQUIRED ASSETS; EXCLUDED ASSETS; ASSUMED LIABILITIES; AND EXCLUDED LIABILITIES........................-2-
         (a)      ACQUIRED ASSETS...............................................................................-2-
         (b)      EXCLUDED ASSETS...............................................................................-3-
         (c)      ASSUMED LIABILITIES...........................................................................-3-
         (d)      EXCLUDED LIABILITIES..........................................................................-4-
         (e)      PC411'S PAYMENT AND PERFORMANCE OF THE EXCLUDED LIABILITIES...................................-5-
         (f)      NAME CHANGE...................................................................................-5-
         (g)      FURTHER ASSURANCES............................................................................-5-

3.       TAX MATTERS............................................................................................-5-

4.       RECEIVABLE PAYMENTS....................................................................................-6-

5.       ENDORSEMENT OF CHECKS..................................................................................-6-

6.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................-6-
         (a)      ORGANIZATION, GOOD STANDING, AND QUALIFICATION................................................-6-
         (b)      AUTHORIZATION.................................................................................-6-
         (c)      NON-CONTRAVENTION.............................................................................-7-
         (d)      CAPITALIZATION................................................................................-7-
         (e)      NO SUBSIDIARIES...............................................................................-7-
         (f)      DUE AUTHORIZATION OF SHARES...................................................................-7-
         (g)      CONVERTIBLE SECURITIES, OPTIONS, WARRANTS, RESERVED SHARES....................................-8-
         (h)      LITIGATION....................................................................................-8-
         (i)      GOVERNMENTAL LICENSES AND PERMITS.............................................................-8-
         (j)      FULL DISCLOSURE...............................................................................-8-
         (k)      FINDER........................................................................................-8-
         (l)      EMPLOYEE BENEFIT PLANS........................................................................-8-
         (m)      INSURANCE.....................................................................................-9-
         (n)      POWERS OF ATTORNEY............................................................................-9-
         (o)      GUARANTIES....................................................................................-9-
         (p)      OFFICERS AND DIRECTORS; BANK ACCOUNTS.........................................................-9-
         (q)      SECURITIES LAW EXEMPTION......................................................................-9-
         (r)      COMPLIANCE WITH LAWS..........................................................................-9-



7.       REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.......................................................-10-
         (a)      ORGANIZATION, GOOD STANDING AND QUALIFICATION................................................-10-
         (b)      AUTHORIZATION................................................................................-10-
         (c)      NO CONFLICTS.................................................................................-10-
         (d)      BINDING EFFECT...............................................................................-10-
         (e)      INVESTMENT INTENT............................................................................-10-
         (f)      ACCESS TO DATA...............................................................................-11-
         (g)      FINDER.......................................................................................-11-
         (h)      FULL DISCLOSURE..............................................................................-11-

7A.      REPRESENTATIONS AND WARRANTIES OF PC411...............................................................-11-
         (a)      ASSETS AND PROPERTIES........................................................................-11-
         (b)      CONDITION OF ASSETS AND PROPERTIES...........................................................-11-
         (c)      LEGAL PROCEEDINGS, ETC.......................................................................-12-

8.       COVENANTS OF THE COMPANY..............................................................................-12-

9.       PRESS RELEASES........................................................................................-12-

10.      CLOSING...............................................................................................-12-
         (a)      DELIVERIES BY THE COMPANY....................................................................-12-
         (b)      DELIVERIES BY THE INVESTORS..................................................................-13-
         (c)      OTHER DELIVERIES.............................................................................-13-
         (d)      LOAN DOCUMENTS...............................................................................-14-

11.      INDEMNIFICATION.......................................................................................-14-
         (a)      INDEMNIFICATION BY THE COMPANY...............................................................-14-
         (b)      INDEMNIFICATION BY THE INVESTORS.............................................................-14-
         (c)      NOTICE AND DEFENSE...........................................................................-14-

12.      SURVIVAL..............................................................................................-15-

13.      EXPENSES..............................................................................................-15-

14.      MISCELLANEOUS.........................................................................................-16-
         (a)      BINDING EFFECT AND BENEFIT; ASSIGNMENT.......................................................-16-
         (b)      FURTHER ASSURANCES...........................................................................-16-
         (c)      MODIFICATION.................................................................................-16-
         (d)      HEADINGS AND CAPTIONS........................................................................-16-
         (e)      NOTICE.......................................................................................-16-
         (f)      SEVERABILITY.................................................................................-18-
         (g)      WAIVER.......................................................................................-18-


         (h)      GENDER AND NUMBER............................................................................-18-
         (i)      ENTIRE AGREEMENT.............................................................................-18-
         (j)      GOVERNING LAW................................................................................-18-
         (k)      INCORPORATION BY REFERENCE...................................................................-18-
         (l)      COUNTERPARTS.................................................................................-18-
         (m)      AUTHORITY....................................................................................-18-

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is executed and delivered effective as of October 31, 1998 (the "Closing Date"), by and among DIGITAL ASSET MANAGEMENT, INC. (the "Company"), a Delaware corporation; ACXIOM CORPORATION ("Acxiom"), a Delaware corporation and PC411, INC. ("PC411"), a Delaware corporation. Each of Acxiom and PC411 is sometimes referred to herein as an Investor or, collectively as the Investors.

                                    RECITALS:

         WHEREAS, the Company has been formed for the purpose of effecting the transactions contemplated hereby; and

         WHEREAS, on the terms and conditions set forth herein, Acxiom desires to purchase 1,250 shares of the Company's voting convertible preferred stock, par value $0.01 per share (the "Preferred Stock") for $1,250,000 in cash; and

         WHEREAS, on the terms and conditions set forth herein, PC411 desires to acquire 1,250 shares of the Preferred Stock in exchange for the Acquired Assets (as defined below) subject to the Assumed Liabilities (as defined below).

         NOW, THEREFORE, in exchange for the representations, warranties, promises, covenants and consideration contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.       PURCHASE AND SALE OF SHARES.

         (a) PURCHASE OF PREFERRED STOCK BY ACXIOM. Simultaneous with the execution and delivery of this Agreement, and upon the terms and subject to the conditions contained herein, the Company is selling, assigning, transferring and delivering to Acxiom and Acxiom is purchasing and accepting 1,250 shares of Preferred Stock for an aggregate purchase price of $1,250,000 (the "Acxiom Purchase Price"). The Company hereby acknowledges receipt of the Acxiom Purchase Price by wire transfer of immediately available funds to an account or accounts designated by the Company by written wire transfer instructions previously delivered to Acxiom.

         (b) ACQUISITION OF PREFERRED STOCK BY PC411. Simultaneous with the execution and delivery of this Agreement, and upon the terms and conditions contained herein, the Company is issuing, selling, assigning, transferring and delivering to PC411 and PC411 is purchasing, acquiring and accepting 1,250 shares of Preferred Stock in exchange for all of PC411's right, title and interest in and to the Acquired Assets subject to the Assumed Liabilities.

2. ACQUIRED ASSETS; EXCLUDED ASSETS; ASSUMED LIABILITIES; AND EXCLUDED LIABILITIES.

         (a) ACQUIRED ASSETS. The term "Acquired Assets" shall mean all of PC411's right, and title and interest in and to all of the non-cash assets relating to its on-line data distribution service business (the "Business") including, without limitation, the following but excluding the Excluded Assets (as defined in Section 2(b) below):

                  (i) PC411's corporate name, "PC411, Inc.", the company name and/or trade names "PC411", "PC411 for Windows 3.0", "PC411 for Windows CE" and all variations thereof, including the registered service mark for "PC411"; provided, however, that PC411 shall be entitled to continue to use the name "PC411, Inc." as its corporate name until the next annual meeting of PC411's stockholders (to be held as soon as reasonably practicable) at which time the name will be amended so as not to include the words "PC411";

                  (ii) all of PC411's rights under contracts relating to the Business (the "Contracts") as set forth on Schedule 2(a)(ii), including, without limitation, the Data License Agreement with Acxiom (the "Acxiom License") and all bundling and OEM arrangements (collectively, the "Bundling Agreements");

                  (iii) all of PC411's accounts receivable, inventories and prepaid expenses relating to the Business as more particularly set forth on
Schedule 2(a)(iii) hereto:

                  (iv) all of PC411's property, plant and equipment relating to the Business, including machinery, leasehold improvements and office furniture, as more particularly set forth on Schedule 2(a)(iv) hereto;

                  (v) all of PC411's hardware and software relating to the Business;

                  (vi) all of PC411's subscriber contracts relating to the Business;

                  (vii) all of PC411's customer lists, licenses, permits, registrations, books and records relating to the Business, including business development plans, advertising materials, catalogues, correspondence, mailing lists, sales and promotional materials and other records used in or required to engage in the Business as previously conducted by PC411;

                  (viii) all rights to PC411's website and domain name as more particularly set forth on Schedule 2(a)(viii) hereto;

                  (ix) all copyrights, patents, trade secrets and know-how related to the Business and all rights to software and other intellectual property in development and related research as more particularly set forth on
Schedule 2(a)(ix) hereto;

                  (x) all of PC411's rights in registered and common law trademarks, service marks and trade names used in connection with the Business as more particularly set forth on Schedule 2(a)(x) hereto;

                  (xi) all rights to service agreements and insurance policies relating to the Business as well as rights to proceeds thereunder; and

                  (xii) all goodwill of PC411 relating to the Business.

         (b) EXCLUDED ASSETS. The Acquired Assets shall not include any of the following (the "Excluded Assets"):

                  (i) all of PC411's cash and cash equivalents;

                  (ii) all of PC411's marketable securities and other investments in financial assets and cash pledged as collateral for a letter of credit collateralizing a contract to purchase equipment and credit card facilities;

                  (iii) all of PC411's bank and brokerage accounts;

                  (iv) all of PC411's accrued interest receivable;

                  (v) all of PC411's pay and other advances or loans to the persons listed on Schedule 2(b)(v) hereto;

                  (vi) all of PC411's assets not used in connection with the Business, including, without limitation, assets used by PC411 or PC411's subsidiary, Controlled Distribution Systems, Inc., for the marketing of an inventory control system for tobacco products; and

                  (vii) all of PC411's right, title and interest in and to Suite 411 at the premises located at 9800 S. La Cienega Boulevard, Inglewood, California (the "Premises") pursuant to the lease agreement, dated July 25, 1995 between PC411, as tenant, and Trizec Properties, Inc., as Landlord (the "Lease").

         (c) ASSUMED LIABILITIES. Upon the Closing, the Company shall assume and agree to timely and fully pay, perform and discharge the following obligations and liabilities of PC411 (the "Assumed Liabilities"):

                  (i) all liabilities, duties and obligations under the Contracts (other than the Acxiom License but including the Bundling Agreements) arising on or after the Closing Date;

                  (ii) all liabilities, duties and obligations arising under and all accounts payable and accrued expenses relating to any amounts due under the Acxiom License;

                  (iii) all obligations of PC411 to provide the PC411 service to subscribers, including all services relating to deferred revenue and other obligations or liabilities related thereto arising on or after the Closing Date;

                  (iv) any other liabilities arising under the Bundling Agreements prior to the Closing Date to the extent such liabilities do not exceed $10,000 in the aggregate;

                  (v) all liabilities and obligations for rent and additional rent under the Lease allocable to the period beginning on the date hereof and ending on November 30, 1998; and

                  (vi) all other liabilities relating to the Business arising prior to the Closing Date (other than transfer and sales taxes arising in connection with the transfer of the Acquired Assets to the Company) to the extent such liabilities do not exceed $10,000 in the aggregate.

         (d) EXCLUDED LIABILITIES. Notwithstanding anything contained herein to the contrary, the Company shall not assume the following liabilities or obligations of PC411 (the "Excluded Liabilities"):

                  (i) any liability or obligation of PC411, including legal, accounting or other fees or expenses, arising out of the transactions contemplated hereby;

                  (ii) any taxes arising out of the conduct of the Business prior to the Closing Date and any transfer and sales taxes arising in connection with the transfer of the Acquired Assets to the Company;

                  (iii) any liability relating to the action entitled DELGADO V. PC411, INC., ET AL.;

                  (iv) all wages, consulting fees or other employee benefits (other than vacation pay) payable to employees, officers, consultants or directors for the period prior to the Closing Date;

                  (v) any indebtedness of PC411 for borrowed money, including without limitation, any indebtedness arising under any note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement, lease or other contract or commitment for the borrowing or lending of money relating to the Business or PC411 or arrangement for a line of credit, or any guarantees, in any manner, whether directly or indirectly, of any indebtedness, dividend or other obligation of any other person or entity;

                  (vi) any liability or similar claim for injury to person or property, regardless of when made or asserted, which is imposed or asserted to be imposed by operation of law, including without limitation any claims seeking recovery for consequential damage, loss of revenue or income;

                  (vii) any liability or obligation under or in connection with any of the Excluded Assets;

                  (viii) any liabilities or obligations arising out of any breach by PC411 of any provision of any agreement, contract, commitment or lease, including but not limited to liabilities or obligations arising out of PC411's failure to perform any agreement, contract, commitment or lease in accordance with its terms prior to the Closing Date except to the extent such liability or obligation is an Assumed Liability;

                  (ix) all liabilities and obligations arising under the Lease other than all liabilities and obligations for rent and additional rent under the Lease allocable to the period beginning on the date hereof and ending on November 30, 1998; and

                  (x) any obligation or liability which is not expressly assumed by the Company pursuant to Section 2(c).

         (e) PC411'S PAYMENT AND PERFORMANCE OF THE EXCLUDED LIABILITIES. PC411 agrees to pay and perform and discharge the Excluded Liabilities within 45 days of the due date of such liabilities except for those being contested in good faith. This provision shall survive closing of the transactions contemplated hereby.

         (f) NAME CHANGE. Within 30 days of the Closing Date, PC411 shall file with the Securities and Exchange Commission preliminary proxy materials including a proposal to amend its Certificate of Incorporation to change its name.

         (g) FURTHER ASSURANCES. PC411 shall from time to time after the Closing, at the Company's reasonable request, execute, acknowledge and deliver to the Company such other instruments of conveyance and transfer and take such other actions to execute and deliver such other documents, certifications and further assurances as the Company may reasonably require in order to vest more effectively in the Company, or to put the Company more fully in possession of, any of the Acquired Assets, or to better enable the Company to complete, perform or discharge any of the Assumed Liabilities. Each party hereto will cooperate with the other party hereto and take other actions that may be reasonably requested from time to time by the other party as reasonably necessary to carry out, evidence and confirm the intended purposes of this Agreement.

3. TAX MATTERS. Upon consummation of the transactions described herein, the Investors will control the Company within the meaning of section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). It is the intent of the parties hereto that the transactions described herein constitute and qualify as a tax-free transaction pursuant to section 351 of the Code (a "Section 351 Transaction"). Each of the Company, Acxiom and PC411 covenant and agree that they will report the transactions described herein for federal, state and local income tax purposes as a Section 351 Transaction and will timely and properly file all returns, forms, statements and agreements as may be required by the Internal Revenue Service and any appropriate state agencies on such basis and will cooperate with and provide information to the other parties in a timely manner so that the parties can satisfy their tax reporting obligations. PC411 shall pay all state and local sales and other transfer taxes, if any, due in connection with the transfer by PC411 of the Acquired Assets to the Company and the assumption by the Company of the Assumed Liabilities, whether imposed by law on PC411 or the Company, and PC411 shall indemnify and hold harmless the Company with respect to the payment of all such taxes and any other amounts due as a result of the failure by PC411 to file any reports which it is required to file in connection therewith. The provisions of this Section 3 shall survive the closing of the transactions described herein.

4. RECEIVABLE PAYMENTS. The Company and PC411 each hereby agree that if either one of them shall have received a payment where all or a portion of such payment represents a receivable due to the other party then, and in such event, the party receiving such payment shall immediately forward to the other party that portion of such payment which represents the receivable of such other party.

5. ENDORSEMENT OF CHECKS. PC411 hereby agrees that any check received by the Company on or after the Closing Date as payment on account of any trade account receivable constituting a part of the Acquired Assets, which check is payable to PC411, may be endorsed by the Company for its own account, with all such payments being subject to the provisions of Section 4 hereof.

6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Investor as follows:

         (a) ORGANIZATION, GOOD STANDING, AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own its property and carry on its business as presently conducted and as presently proposed to be conducted and has all requisite corporate power and authority to execute and deliver and perform all of its obligations under this Agreement and the Transaction Documents (as defined below) to which it is a party. A true, correct and complete copy of the Certificate of Incorporation (the "Certificate") and the Bylaws of the Company, each in effect as of the date hereof, have been delivered to each Investor or their respective counsel. Since it was formed on October 14, 1998, the Company has not engaged in any business other than in connection with its organization and the transactions contemplated by this Agreement and the Transaction Documents.

         (b) AUTHORIZATION. The execution, delivery and performance by the Company of its obligations under this Agreement and the Transaction Documents to which it is a party has been duly authorized by all necessary action on the part of the Company and will not, either prior to or as a result of the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents to which it is a party: (a) violate any law, any order of any court or other agency of government, any provision of the Certificate or Bylaws of the Company, or any contract, indenture, agreement or other instrument to which the Company is a party, or by which the Company or any of its assets or properties are bound, or (b) be in conflict with, result in a breach of, or constitute (after the giving of notice of lapse of time or both) a default under, or result in the creation or imposition of any lien of any nature whatsoever upon any of the property or assets of any Company pursuant to any such contract, indenture, agreement or other instrument except for the liens of the Investors and Dean Eaker pursuant to the Loan Documents (as hereinafter defined). The Company is not required to obtain any government approval, consent or authorization from, or to file any declaration or statement with, any governmental instrumentality or agency in connection with or as a condition to the execution, delivery or performance of this Agreement or any of the Transaction Documents other than the filing of such forms, agreements, documents and instruments as may be required by applicable federal and state securities laws. A copy of the resolutions adopted by the members of the Board of Directors of the Company authorizing the transactions contemplated by this Agreement and the Transaction Documents is attached hereto as Exhibit A.

         (c) NON-CONTRAVENTION. The Company is not in violation or breach of or in default with respect to, complying with any material provision of any contract, agreement, instrument, lease, license, arrangement or understanding to which the Company is a party, and each such contract, agreement, instrument, lease, license, arrangement and understanding is in full force and effect and is the legal, valid and binding obligation of the Company enforceable as to the Company in accordance with its terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally and to general equitable principles).

         (d) CAPITALIZATION. The Company has authorized the issuance of up to thirty thousand (30,000) shares of capital stock consisting of twenty thousand (20,000) shares of common stock, par value $0.01 per share (the "Common Stock"), of which 440 shares are issued and outstanding, and ten thousand (10,000) shares of the Preferred Stock having the rights, preferences, privileges and restrictions more specifically set forth in the Certificate. Prior to the consummation of the transactions described herein, no shares of Preferred Stock are issued and outstanding. Except as set forth on Schedule 6(d), the Company has not granted any options or warrants to acquire any shares of its capital stock and it has not issued any securities convertible into or exchangeable for shares of its capital stock or options or warrants to acquire shares of its capital stock.

         (e) NO SUBSIDIARIES. The Company does not own any shares of capital stock or any option or warrants or any other securities which are convertible or exchangeable into capital stock or options or warrants of any other corporation and does not have any ownership interest or any other interest which may be convertible into an ownership interest in any other entity.

         (f) DUE AUTHORIZATION OF SHARES. The shares of Preferred Stock to be issued hereunder and, when issued, the shares of Common Stock into which they are convertible, have been, or will be upon issuance, duly authorized and, when issued and paid for as herein provided, will be fully paid and nonassessable, free and clear of any restrictions on transfer other than any restriction under the Securities Act of 1933, as amended (the "Securities Act"), state securities laws and the Shareholders Agreement signed by and among the parties hereto and the other stockholders of the Company of even date herewith (the "Shareholders Agreement").

         (g) CONVERTIBLE SECURITIES, OPTIONS, WARRANTS, RESERVED SHARES. Except for: (i) the conversion privileges of the Preferred Stock; (ii) the Common Stock reserved for issuance upon conversion of the convertible debt to be issued pursuant to the Loan and Security Agreement, dated the date hereof, between the Company and Acxiom; (iii) the 3,090 shares of Common Stock reserved for issuance under the Company's 1998 Stock Option Plan (the "Plan") of which 2,585 shares may be issued upon the vesting of options being granted to certain stockholders of the Company; and (iv) options to purchase an aggregate of 220 shares of Common Stock pursuant to the Employment Agreements attached hereto as Exhibits D-1 through D-5, there is no outstanding option, warrant, right or agreement for the purchase or acquisition from the Company of any shares of its capital stock or any securities convertible into any shares of the Company's capital stock.

         (h) LITIGATION. Except as set forth on Schedule 6(h), there is no material claim, action, suit, litigation, arbitration, audit, investigation or other proceeding pending or, to the knowledge of the directors and/or officers or employees of the Company, threatened against the Company.

         (i) GOVERNMENTAL LICENSES AND PERMITS. Schedule 6(i) sets forth a list of all material governmental licenses and permits maintained by the Company in connection with the conduct of its business (the "Licenses and Permits"). All such Licenses and Permits are in full force and effect, and no proceeding is pending or threatened with respect to the revocation or limitation of such Licenses and Permits.

         (j) FULL DISCLOSURE. No representation or warranty by the Company in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein not materially misleading as of the date hereof.

         (k) FINDER. There is no firm, corporation, agency or other entity or person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Company or any of its directors, officers or employees.

         (l)      EMPLOYEE BENEFIT PLANS.

                  (i) Schedule 6(l)(i) sets forth a list of each pension, profit-sharing, deferred compensation, severance pay, stock option, or other form of retirement or compensation plan, and each health care, vacation, disability and sick pay plan maintained by the Company for the benefit of its employees or directors (collectively, the "Benefit Plans"). The Company has made available to each Investor true and complete copies of each of the Benefit Plan and all amendments thereto, and all trust agreements, insurance contracts, and other material documents in effect with respect to the Benefit Plans.

                  (ii) Each of the Benefit Plans has been operated in all material respects in accordance with its terms and in accordance with applicable laws and governmental regulations relating thereto, including, but not limited to, where applicable, the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code of 1986, as amended.

                  (iii) Neither the Company, nor any of the Plans or any trusts created thereunder, nor any trustee or administrator thereof, has engaged in a "prohibited transaction" under applicable provisions of ERISA or the Code which would cause the Company or the Benefit Plans (or related trust) to become subject to any material penalty under such applicable ERISA or Code provisions.

         (m) INSURANCE. Schedule 6(m)-I contains a list of all general liability, product liability, fire and casualty, motor vehicle and other commercial insurance maintained by the Company. Except as set forth on Schedule 6(m)-II, (i) all such insurance policies are in full force and effect and there are no past due premiums that remain unpaid with respect thereto; (ii) the Company is in compliance in all material respects with the terms and provisions thereof; (iii) copies of such insurance policies have been made available by the Company to each Investor or their respective counsel; and (iv) the Company has not received a notice of cancellation or nonrenewal with respect to any such insurance policies maintained by the Company.

         (n) POWERS OF ATTORNEY. The Company does not presently have outstanding any powers of attorney authorizing any third party to act by or on behalf of the Company.

         (o) GUARANTIES. The Company has not guaranteed or otherwise become obligated with respect to the indebtedness or obligations of any third party except as set forth on Schedule 6(o) and except for the assumption of the Assumed Liabilities.

         (p) OFFICERS AND DIRECTORS; BANK ACCOUNTS. Schedule 6(p) sets forth a list of (i) the names and addresses of all directors of the Company immediately prior to the Closing Date; (ii) the name and addresses of all of the officers of the Company and their titles; (iii) all safes, vaults and safety deposit boxes maintained by or on behalf of the Company, and the names of all persons authorized to have access thereto; and (iv) all bank and brokerage accounts of the Company and the names of all persons who are authorized signatories with respect to such accounts.

         (q) SECURITIES LAW EXEMPTION. Assuming the accuracy of each Investor's representations and warranties set forth herein, the issuance of the shares of Preferred Stock pursuant to this Agreement and the issuance of the shares of the Company's Common Stock to the other stockholders of the Company, has been made in compliance with the Securities Act and all applicable state securities laws and the respective rules and regulations thereunder.

         (r) COMPLIANCE WITH LAWS. The Company is in compliance in all material respects with laws and regulations applicable to its trade or business as presently conducted or as proposed to be conducted except that the Company has not qualified to do business as a foreign corporation in any jurisdiction.

7. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. Each Investor, for itself and not with respect to the other Investor, hereby represents and warrants to the Company as follows:

         (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Investor is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which it is a party.

         (b) AUTHORIZATION. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party has been duly authorized by all necessary corporate action.

         (c) NO CONFLICTS. Neither the execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which it is a party will result in a breach or default under (or with notice or lapse of time or both would constitute a breach or default under) its Certificate of Incorporation, Bylaws or any contract, instrument or other agreement to which it is a party or is otherwise bound.

         (d) BINDING EFFECT. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally and the discretion of the courts with respect to equitable remedies.

         (e) INVESTMENT INTENT. The Investor is acquiring the shares of Preferred Stock to be issued pursuant hereto for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. The Investor understands that the shares of Preferred Stock to be issued pursuant hereto and the shares of Common Stock issuable upon conversion of the Preferred Stock have not been registered for sale under any federal or state securities laws and that such shares are being offered and sold to the Investor pursuant to the exemption from registration provided for under Section 4(2) of the Securities Act and that the representations and warranties set forth in this Section 7(e) are given with the intention that the Company rely on them for purposes of claiming such exemption; and that the Investor understands that the Investor must bear the economic risk of the Investor's investment in such shares for an indefinite period of time as such shares cannot be sold unless subsequently registered under such laws or unless an exemption from such registration is available and that the Investor has not been granted any registration rights. The Investor agrees that the shares of Preferred Stock to be issued pursuant hereto and the shares of Common Stock issuable upon conversion of the Preferred Stock will not be sold or otherwise transferred for value unless (A) a registration statement with respect thereto has become effective under the Securities Act, or (B) there is presented to the Company an opinion of counsel satisfactory to the Company that such transfer is exempt from the registration requirements under the Securities Act, and the Investor consents that any transfer agent may be instructed not to transfer any such shares unless it receives satisfactory evidence of compliance with the foregoing provisions, and that there may be endorsed upon any certificate or instrument representing such shares an appropriate legend calling attention to the foregoing restrictions on transferability of such shares.

         (f) ACCESS TO DATA. The Investor has been informed that the Company has not engaged in any business other than in connection with its organization and the transactions contemplated by this Agreement and by the Transaction Documents. The Investor is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the shares of Preferred Stock hereunder and the shares of Common Stock issuable upon conversion of the Preferred Stock. The Investor has discussed the Company and its plans, operations and financial condition with the Company's officers, has received all such information as it deems necessary and appropriate to enable it to evaluate the financial risk inherent in making an investment in the shares of Preferred Stock and the shares of Common Stock issuable upon conversion of the Preferred Stock and has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof. The Investor acknowledges that no representations are being made by the Company except those expressly set forth herein and that the Investor has received copies of and, with the advice and assistance of its legal counsel, participated in the negotiation of this Agreement and the other agreements contemplated by this Agreement.

         (g) FINDER. There is no firm, corporation, agency or other entity or person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Investor or any of its directors, officers, employees or shareholders.

         (h) FULL DISCLOSURE. No representation or warranty by such Investor in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein not materially misleading.

7A. REPRESENTATIONS AND WARRANTIES OF PC411. PC411 hereby represents and warrants to the Company as follows:

         (a) ASSETS AND PROPERTIES. PC411 has valid title to all personal property included in the Acquired Assets, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts and other encumbrances of any kind or nature, except for the Assumed Liabilities.

         (b) CONDITION OF ASSETS AND PROPERTIES. All equipment and other tangible personal property included in the Acquired Assets (the "Tangible Personal Property") are being sold and transferred to Buyer "AS IS"; provided, however, that notwithstanding the foregoing, PC411 will transfer to the Company any and all manufacturers' warranties applicable to the Tangible Personal Property to the extent permitted by the terms of such warranty.

         (c) LEGAL PROCEEDINGS, ETC. Except for the matter referred to in
Section 2(d)(iii), there are no claims, actions, suits, proceedings, arbitrations or investigations, either administrative or judicial, pending or, to the best of PC411's actual knowledge, threatened by, or against, PC411 or any of the Purchased Assets, or specifically relating to the transactions contemplated by this Agreement, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind. PC411 has not paid or reserved an amount in excess of $2,500 with respect to any product liability claim for personal injury made or threatened against PC411.

8. COVENANTS OF THE COMPANY.

         (a) Within 20 business days following the Closing Date, the Company shall take such action, including the filing of all necessary applications and the payment of all required fees, so that it shall be duly qualified as a foreign corporation and is in good standing in those states in which it is conducting business or its assets or employees are located, except where the failure to be so qualified would not have a material adverse effect on the Company.

         (b) As soon as reasonably practicable after the Closing Date, the Company shall obtain (i) key man life insurance, with proceeds made payable to the Company, on Dean Eaker, in an amount not less than five hundred thousand dollars ($500,000), and on each of Ed Fleiss, Bruce Biegel, Joshua Blumenthal and Keith Goodman, in the amount of two hundred fifty thousand dollars ($250,000), and (ii) directors and officers liability insurance and general liability insurance in such amounts as shall be approved by the Company's Board of Directors.

         (c) The Company shall vacate the Premises on or before November 30, 1998. The condition of the Premises at the time they are vacated by the Company shall be the same as on the date hereof, normal wear and tear excepted.

9. PRESS RELEASES. The parties hereto agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of each Investor and the Company, except for releases and announcements required to be made by applicable law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

10.      CLOSING.

         (a) DELIVERIES BY THE COMPANY. Simultaneous with the execution and delivery of this Agreement, the Company is delivering the following to each
Investor:

                  (i) Stock certificates issued to the respective Investor, evidencing the shares of Preferred Stock to be issued by the Company hereunder;

                  (ii) Certificates of good standing with respect to the Company from the Secretary of State of Delaware dated within ten (10) days of the Closing Date; and

                  (iii) Copies of resolutions evidencing appointment of the following persons as the officers and directors of the Company: Dean Eaker, President and Director; J. Bryant Kirkland III, Director; Mark Theilken, Director; Art Kellam, Director; and Adam Gadberry, Director.

         (b) DELIVERIES BY THE INVESTORS. Simultaneous with the execution and delivery of this Agreement

                  (i) Acxiom is delivering the Acxiom Purchase Price to the Company in cash by wire transfer or otherwise as provided herein; and

                  (ii) Acxiom and PC411 shall execute and deliver an agreement, in the form attached hereto as Exhibit B, terminating the Acxiom License and releasing PC411 from all of its liabilities and obligations thereunder.

         (c) OTHER DELIVERIES. Simultaneous with the execution and delivery of this Agreement, the Company and the Investors, as the case may be, are executing and delivering the following documents (the "Transaction Documents"):

                  (i) The Shareholders Agreement in the form attached hereto as Exhibit C;

                  (ii) The Employment Agreements in the forms attached hereto as Exhibit D-1 through D-5;

                  (iii) The Voting Agreement in the form attached hereto as Exhibit E;

                  (iv) The Bridge Loan and Security Agreement in the form attached hereto as Exhibit F;

                  (v) The Loan and Security Agreement in the form attached hereto as Exhibit G;

                  (vi) The Multiple Advance Notes in the forms attached hereto as Exhibit H-1 through H-4;

                  (vii) The Convertible Multiple Advance Note in the form attached hereto as Exhibit I;

                  (viii) The Termination, Indemnification and Release Agreements in the forms attached hereto as Exhibits J-1 and J-2;

                  (ix) The Bill of Sale and an Assignment of Rights and Assumption of Liabilities and Obligations in the forms attached hereto as Exhibits K and L, respectively;

                  (x) The Assignment in the form attached hereto as Exhibit M;

                  (xi) The Acxiom Services Agreement in the form attached hereto as Exhibit N; and

                  (xii) Such other agreements, documents and instruments required by this Agreement or any of the agreements referred to in this Section 10(c) or as may reasonably be required by an Investor or by the Company.

         (d) LOAN DOCUMENTS. The documents referred to in Section 10(c)(iv) through (vii) are referred to herein as the "Loan Documents".

11.      INDEMNIFICATION.

         (a)      INDEMNIFICATION BY THE COMPANY.

                  (i) Subject to the limitations set forth herein, the Company hereby covenants and agrees to indemnify and hold harmless each Investor from and against any loss, liability, claim, cost, damage or expense (including reasonable legal fees and expenses) (collectively, a "Loss") incurred by or asserted against such Investor as a result of any breach by the Company of any representation, warranty, covenant or other agreement of the Company contained herein or in any of the Transaction Documents to which it is a party.

                  (ii) The Company hereby covenants and agrees to indemnify and hold harmless PC411 from any Loss arising in connection with the Assumed Liabilities.

         (b)      INDEMNIFICATION BY THE INVESTORS.

                  (i) Each Investor hereby covenants and agrees to indemnify and hold harmless the Company and the other Investor from and against any Loss resulting from any breach by such Investor of any representation, warranty, covenant or other agreement of such Investor contained herein or in any of the Transaction Documents.

                  (ii) PC411 hereby covenants and agrees to indemnify and hold harmless the Company from any Loss arising in connection with the Excluded Liabilities.

         (c) NOTICE AND DEFENSE. The obligation of the Company and the Investors hereunder with respect to their respective indemnities hereunder resulting from any claim or other assertion of liability by third parties (hereinafter collectively, "Third Party Claim(s)"), shall be subject to the following terms and conditions:

                  (i) The party seeking indemnification hereunder (the "Indemnified Party") shall give written notice of any such Third Party Claim to the party from whom indemnification is sought hereunder (the "Indemnifying Party") within ten (10) business days after the Indemnified Party receives notice thereof; provided, however, the failure to give notice timely shall not affect the Indemnifying Party's obligation hereunder except to the extent that such failure prejudices the Indemnifying Party or its ability to defend or reduce the Loss relating to such Third Party Claim.

                  (ii) The Indemnifying Party shall have the right to undertake, with counsel or other representatives of its own choosing and reasonably acceptable to the Indemnified Party, the defense or settlement of any such Third Party Claim.

                  (iii) In the event that the Indemnifying Party shall have the right to undertake the defense of any Third Party Claim, but shall fail to notify the Indemnified Party within ten (10) days of receipt of the notice that it has elected to undertake such defense or settlement, or if at any time the Indemnifying Party shall otherwise fail to diligently defend or pursue settlement of such claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such claim, with counsel reasonably acceptable to the Indemnifying Party.

                  (iv) Neither party shall settle any Third Party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. In the event the Indemnifying Party submits to the Indemnified Party a bona fide settlement offer from the third party claimant of any Third Party Claim (which settlement offer shall include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim) and the Indemnified Party refuses to consent to such settlement, then thereafter the Indemnifying Party's liability to the Indemnified Party for indemnification hereunder with respect to such Third Party Claim shall not exceed the settlement amount included in said bona fide settlement offer, and the Indemnified Party shall either assume the defense of such Third Party Claim or pay the Indemnifying Party's attorneys fees and other out of pocket costs incurred thereafter in continuing the defense of such claim.

                  (v) Regardless of which party is conducting the defense of any such Third Party Claim, the other party, with counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the party conducting the defense of such claim and its counsel or other representatives concerning such claim and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such claim, and the party conducting the defense of any such claim and its counsel shall in any case keep the other party and its counsel (if any) fully informed as to the status of any claim and any matters relating thereto. Each party shall provide to the other party such records, books, documents and other materials as shall reasonably be necessary for such party to conduct or evaluate the defense of any Third Party Claim and will generally cooperate with respect to any matters relating thereto.

12. SURVIVAL. The representations and warranties contained in this Agreement shall survive the Closing for a period of two (2) years from the Closing Date.

13. EXPENSES. Except as otherwise specifically provided herein, each party hereto shall pay all of its or his respective expenses relating to this transaction, including fees and disbursements of their respective counsel, accountants, brokers, investment bankers and financial advisors, whether or not the transactions contemplated hereunder are consummated; provided, however, the Company shall reimburse Dean Eaker a sum not to exceed $70,000 for all legal fees incurred on his behalf and/or on behalf of the Company prior to the Closing Date provided the transaction closes; provided further, any legal fees or expenses in excess of $70,000 incurred by the Company or Dean Eaker individually prior to the Closing Date with respect to this Agreement or formation of the Company, including, but not limited to, the negotiation and preparation of Transaction Documents shall not be paid by the Company but shall be an individual expense of Dean Eaker's, unless otherwise approved by Acxiom in writing prior to the Closing Date. The provisions of this Section 13 shall survive any termination of this Agreement.

14.      MISCELLANEOUS.

         (a) BINDING EFFECT AND BENEFIT; ASSIGNMENT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective legal representatives, heirs, successors and permitted assigns. This Agreement shall not be assignable or otherwise transferrable by any party hereto without the prior written consent of the non-assigning parties.

         (b) FURTHER ASSURANCES. The parties agree that from time to time hereafter, upon request, each of them will execute, acknowledge and deliver such other instruments and documents and take such further action as may be reasonably necessary to carry out the intent of this Agreement.

         (c) MODIFICATION. No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

         (d) HEADINGS AND CAPTIONS. Subject headings and captions are included for convenience purposes only and shall not affect the interpretation of this Agreement.

         (e) NOTICE. All notices, requests, demands and other communications permitted or required hereunder shall be in writing, and either (i) delivered in person, (ii) sent by express mail or other overnight delivery service providing receipt of delivery, (iii) mailed by certified mail, postage prepaid, return receipt requested, or (iv) sent by telecopy or other facsimile transmission as follows:

         If to the Company, addressed or delivered in person to:

                  Digital Asset Management, Inc.
                  67 Stonehedge Drive South
                  Greenwich, CT  06831
                  Attn: Dean Eaker, President
                  Facsimile: 203-531-4249

         with a copy to:

                  Kronish, Lieb, Weiner & Hellman, LLP
                  1114 Avenue of the Americas
                  New York, NY  10036-7798
                  Attn: Chet F. Lipton, Esq.
                  Facsimile: 212-479-6275

         If to the Investor, addressed or delivered in person to:

                  Acxiom Corporation
                  301 Industrial Blvd.
                  Conway, AR  72033-2000
                  Attn: Mark Theilken
                  Facsimile:  501-336-3935

         with a copy to:

                  Friday, Eldredge & Clark
                  400 W. Capitol, Suite 2000
                  Little Rock, AR  72201
                  Attn: Carla G. Spainhour, Esq.
                  Facsimile:  501-376-2147
         and

                  PC411, Inc.
                  100 SE Second Street, 32nd Floor
                  Miami, FL  33131
                  Attn:  J. Bryant Kirkland, III
                           Vice President and Chief Financial Officer
                  Facsimile:  305-579-8022

         with a copy to:

                  Morse, Zelnick, Rose & Lander, LLP
                  450 Park Avenue
                  New York, NY  10022
                  Attn: Joel J. Goldschmidt, Esq.
                  Facsimile: 212-838-9190

or to such other address as either party may designate by notice.

         Any such notice or communication, if given or made by prepaid, certified mail or by recorded express delivery, shall be deemed to have been made when actually received, but not later than three (3) business days after the same was posted or given to such express delivery service and if made properly by telecopy or other facsimile transmission, such notice or communication shall be deemed to have been made at the time of dispatch.

         (f) SEVERABILITY. If any portion of this Agreement is held invalid, illegal or unenforceable, such determination shall not impair the enforceability of the remaining terms and provisions herein.

         (g) WAIVER. No waiver of a breach or violation of any provision of this Agreement shall operate or be construed as a waiver of any subsequent breach or limit or restrict any right or remedy otherwise available.

         (h) GENDER AND NUMBER. Throughout this Agreement, the masculine shall include the feminine and neuter and the singular shall include the plural and vice versa as the context requires.

         (i) ENTIRE AGREEMENT. This document (together with the exhibits, schedules and attachments hereto) constitutes the entire Agreement of the parties and supersedes any and all other prior agreements, oral or written, with respect to the subject matter contained herein. There are no representations, warranties, covenants or agreements between the parties hereto with respect to this transaction except those expressly set forth herein.

         (j) GOVERNING LAW. This Agreement shall be subject to and governed by the laws of the State of Connecticut.

         (k) INCORPORATION BY REFERENCE. All schedules, exhibits and documents referred to in this Agreement shall be deemed incorporated herein by any reference thereto as if fully set out.

         (l) COUNTERPARTS. This Agreement may be executed in one or more counterparts (all counterparts together reflecting the signatures of all parties), each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

         (m) AUTHORITY. Each individual signing this Agreement in a representative capacity acknowledges and represents that he/she is duly authorized to execute this Agreement in such capacity in the name of, and on behalf of, the designated corporation, partnership, trust, or other entity.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this agreement effective as of the day and year aforesaid.

                                  ACXIOM CORPORATION


                                  By: /s/ Mark Theilken
                                      --------------------------
                                      Mark Theilken, Group Leader

                                  PC411, INC.


                                  By: /s/ J. Bryant Kirkland III
                                      --------------------------
                                      J. Bryant Kirkland III, Vice President and
                                         Chief Financial Officer


                                  DIGITAL ASSET MANAGEMENT, INC.


                                  By: /s/ Dean Eaker
                                      --------------------------
                                      Dean Eaker, President